Exhibit 23



            CONSENT OF INDEPENDENT REGISTERERD PUBLIC ACCOUNTING FIRM



The Board of Directors
GrandSouth Bancorporation

We consent to the incorporation by reference to the Registration Statement of GrandSouth Bancorporation on Form S-8 relating to the GrandSouth Bancorporation 1998 Stock Option Plan (File no. 333-129580), of our report dated March 28, 2008, relating to the consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2007, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year then ended, which appears in the Annual Report on Form 10-K of GrandSouth Bancorporation for the year ended December 31, 2007.


                                     s/ Elliott Davis, LLC

Greenville, South Carolina
March 28, 2008